Ballantyne Strong Announces

Management Team Changes

OMAHA, Nebraska (November 3, 2015) – Ballantyne Strong, Inc. (NYSE MKT: BTN), a holding company with diverse business activities focused on serving the cinema, retail, financial and government markets, today announced that the Board of Directors has made a number of changes in the leadership of the company in order to streamline the organization and expedite its evolution into several key growth segments.

The changes announced today include:

Ray Boegner, a 30 year veteran with the company has been named to the newly created role of President of the Cinema business. “Ray has knowledge of the cinema industry that is unmatched and has led the cinema sales efforts at Ballantyne Strong for the past 18 years,” said Kyle Cerminara, Executive Chairman of Ballantyne Strong. “We’re very excited for Ray to take on this expanded role as we continue to build upon our strong position in the cinema industry.”

Steve Schilling has been named President of the Digital Media business. Mr. Schilling has been working with the Management team and Board of Directors for the past several months to evaluate and recommend new strategies for the company’s Digital Media business. Mr. Schilling brings 20 years of experience and leadership in strategy development, business performance optimization and driving sales effectiveness.

“Today’s announcement represents the next step in the evolution of the business we began earlier in the year,” said Kyle Cerminara, Executive Chairman, of Ballantyne Strong. “We have organized the business to intensify focus on key markets, streamline reporting lines, and provide flexibility to adjust the business within the key vertical markets on which we are focused.”

As a result of these changes, Christopher Stark’s position as President of the Ballantyne Strong, Inc. holding company has been eliminated. “I would like to thank Chris Stark for his many contributions to Ballantyne Strong,” said Kyle. “Chris has served the company well despite operating in a very difficult environment the past several years. We wish him well.”

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong and its subsidiaries engage in diverse business activities including the design, integration and installation of technology solutions for a broad range of applications; development and delivery of out-of-home messaging, advertising and communications; manufacturing of projection screens; and providing managed services including monitoring of networked equipment. The Company focuses on serving the cinema, retail, financial, and government markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from management’s expectations.

CONTACT:

Nate Legband	Elise Stejskal
Chief Financial Officer	Investor Relations
402/829-9404	402/829-9423

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